Exhibit 99.1

COMPANY CONTACTS

Briony Quinn

Chief Financial Officer

(240) 744-1196

Dori Kesten

Capital Markets

(617) 835-8366

FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY COMPLETES $1.5 BILLION REFINANCING

BETHESDA, Maryland, July 23, 2025 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced it successfully refinanced, upsized, and extended the maturities under its senior unsecured credit facility (the “Credit Facility”), further enhancing the strength and flexibility of its conservative balance sheet. The Company entered into an amendment and restatement of its existing $1.2 billion facility, increasing the size to $1.5 billion and extending the Company’s maturity schedule. The Credit Facility is comprised of a $400 million revolving credit facility maturing in January 2031, inclusive of two six-month extension options, a $500 million term loan maturing in January 2029, inclusive of two six-month extension options, a $300 million term loan maturing in January 2030 and a $300 million term loan maturing in January 2030, inclusive of two six-month extension options. The term loans are prepayable at any time without prepayment penalty.

The Company is utilizing the incremental $300 million of proceeds under the Credit Facility to repay three mortgage loans that matured or will mature in 2025. The mortgage loans secured by the Worthington Renaissance Fort Worth Hotel and the Hotel Clio, which together had a principal balance totaling approximately $125.0 million, were repaid on their respective maturity dates in May 2025 and July 2025 prior to the closing of the Credit Facility. The Company intends to prepay the $166.6 million mortgage loan secured by the Westin Boston Seaport District in September 2025. Following this repayment, the Company will have no debt maturities until January 2028 and its portfolio will be fully unencumbered by secured debt.

“We greatly appreciate the continued support of our lending partners through the upsizing and extension of our Credit Facility. Maintaining low leverage and no debt maturities until 2028 increases our financial flexibility and positions the Company to take advantage of internal and external capital allocation opportunities over the next several years”, stated Briony Quinn, the Company’s Executive Vice President, Chief Financial Officer and Treasurer.

Wells Fargo Securities, LLC, BofA Securities, Inc., U.S. Bank National Association and TD Bank, N.A. are joint lead arrangers and joint bookrunners of the Credit Facility. KeyBanc Capital Markets, Inc., Regions Capital Markets, a Division of Regions Bank, PNC Capital Markets LLC, Capital One, National Association, BMO Capital Markets Corp., The Huntington National Bank and Truist Securities, Inc. are joint lead arrangers of certain loans under the Credit Facility. The Huntington National Bank and Truist Securities, Inc. are joint bookrunners of a loan under the Credit Facility. Bank of America, N.A., U.S. Bank National Association and TD Bank, N.A. are syndication agents. The Huntington National Bank and Truist Bank are syndication agents of a loan under the Credit Facility. KeyBank National Association, Regions Bank, PNC Bank, National Association, BMO Bank, N.A. and Capital One, National Association are documentation agents. Wells Fargo Bank, National Association and PNC Bank, National Association are sustainability structuring agents.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that owns a leading portfolio of geographically diversified hotels concentrated in leisure destinations and top gateway markets. The Company currently owns 36 premium quality hotels and resorts with approximately 9,600 rooms. The Company has strategically positioned its portfolio to be operated both under leading global brand families as well as independent boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “forecast,” “plan” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the adverse impact of any future pandemic, epidemic or outbreak of any highly infectious disease on the U.S., regional and global economies, travel, the hospitality industry, and the financial condition and results of operations of the Company and its hotels; negative developments or volatility in the economy, including, but not limited to elevated inflation and interest rates, job loss or growth trends, the imposition of trade sanctions or tariffs and any potential retaliatory responses thereto, an increase in unemployment or a decrease in corporate earnings and investment; risks associated with the lodging industry overall, including, without limitation, decreases in the frequency of travel, decreases in the demand for, or frequency of, international travel as a result of evolving global trade dynamics or otherwise, and increases in operating costs; relationships with property managers; the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in taxes and government regulations which influence or determine wages, prices, construction procedures and costs; and other risk factors contained in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.